EXHIBIT 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 1, 2005, by A4S Technologies, Inc., a Colorado corporation (the “Employer”), and Matthew Siemens, an individual who is a resident of St. Louis, Missouri (the “Executive”).

RECITALS

        WHEREAS, the Employer is currently employing the Executive pursuant to an Employment Agreement dated June 1, 2003 (the “Current Agreement”) and the Employer and the Employee desire to make certain modifications to the Current Agreement; and

        WHEREAS, the Employer wishes to continue the Executive’s employment upon the terms and conditions set forth in this Agreement which amends and restates the Current Agreement, which Current Agreement will become void on the Effective Date; and

        WHEREAS, the Employee wishes to continue such employment upon the terms and conditions set forth herein.

AGREEMENT

        The parties, intending to be legally bound, agree as follows:

1.     DEFINITIONS

        For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

        “Agreement” means this Employment Agreement, as amended, restated or otherwise modified from time to time.

        “Basic Compensation” means Salary and Benefits.

        “Benefits” is defined in Section 3.2.

        “Board of Directors” means the board of directors of the Employer.

        “Change in Control” means (a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of the beneficial ownership of more than 50% of the outstanding securities of the Employer; (b) a merger or consolidation in which the Employer is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Employer is incorporated; (c) sale, transfer or other disposition of all or substantially all of the assets of the Employer; (d) a complete liquidation or dissolution of the Employer, or (e) any reverse merger in which the Employer is the surviving entity but in which securities possessing more than 50% of the total combined voting power of the Employer’s outstanding securities are transferred to a person or persons different from the person’s holding those securities immediately prior to such merger.

        “Confidential Information” means any and all:

                   (a)     trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information), and any other information, however documented, that is a trade secret within the meaning of the Colorado Trade Secrets Act, as in effect as of the date hereof and as amended from time to time.

                   (b)     information concerning the business and affairs of the Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; and

                   (c)     notes, analysis, compilations, studies, summaries, and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

        “disability” is defined in Section 6.2.

        “Effective Date” means the date stated in the first paragraph of this Agreement.

        “Employee Invention” means any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design (whether registrable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive’s employment with the Employer, that is based upon or uses Confidential Information.

        “Employment Period” means the term of the Executive’s employment under this Agreement.

        “Fiscal Year” means the Employer’s fiscal year, as it exists on the Effective Date, which on the Effective Date is the calendar year.

        “for cause” is defined in Section 6.3.

        “for good reason” is defined in Section 6.4.

        “person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

        “Post-Employment Period” is defined in Section 8.2.

        “Proprietary Items” is defined in Section 7.2(a)(iv).

        “Salary” is defined in Section 3.1.

2. EMPLOYMENT TERMS AND DUTIES

        2.1     Employment.   The Employer hereby employs the Executive, and the Executive hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

        2.2     Basic Term.   Subject to the provisions of Section 6, the basic term of the Executive’s employment under this Agreement will begin on the Effective Date and end on May 31, 2007.

        2.3      Duties.   The Executive will have such duties as are assigned or delegated to the Executive by the Board of Directors, and will initially serve as Executive Vice President of the Employer. The Executive will devote substantially all of his business time, attention, skill, and energy to the business of the Employer, will use his best efforts to promote the success of the Employer’s business, and will cooperate fully with the Board of Directors in the advancement of the best interests of the Employer. Nothing in this Section 2.3, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive’s duties under this Agreement. In addition, provided that Executive obtains the advance written consent of the Board of Directors, Executive may serve on the board of directors of other companies If the Executive is elected as a director of the Employer or as a director or officer of any of its affiliates, the Executive will fulfill his duties as such director or officer without additional compensation.

3.     COMPENSATION

        3.1      Salary.   The Executive will be paid an annual salary of $125,000, subject to adjustment as provided below (the “Salary”), which will be payable in equal periodic installments according to the Employer’s customary payroll practices, but no less frequently than monthly. The Salary may be reviewed by the Board of Directors, and may be adjusted upward, but not downward in the sole discretion of the Board of Directors.

        3.2      Bonus.   The Board of Directors will create a bonus plan for executive officers, which shall include the Executive. The terms and objectives of the bonus plan will be determined by the Board of Directors; provided, however, that the bonus plan shall: (a) provide for quarterly bonuses, with the first measurement quarter to commence October 1, 2005; (b) provide for bonuses to be paid quarterly no later than 45 days after the end of each quarter, so that the first payment, if any bonus is earned, shall be due on or before February 14, 2006; and (c) include a provision that if Executive fails to satisfy the quarterly objectives in any quarter, but does meet the cumulative quarterly objectives during any calendar year, the Executive will be paid an annual bonus (reduced by any quarterly bonuses under 3.2(a)) that may have been paid for the four calendar quarters in question) in an amount equal to at least 50% of his Salary.

        3.3      Benefits.   The Executive will, during the Employment Period, be permitted to participate in such hospitalization, major medical, and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Executive is eligible under the terms of those plans (collectively, the “Benefits”).

        3.4      Options.   The Executive has been granted options to purchase up to 1,800,000 shares of the Employer’s common stock at $.19 per share, which vest over a period of four years, with 25% of the shares vested on each of the first, second, third and fourth anniversaries of the date of grant. The options have been included in an option agreement which provides that the options will be exercisable for ten years from the date of grant of October 29, 2004, unless earlier terminated in connection with termination of the Employee’s employment with the Employer, including any periods under Section 6.6 of this Agreement. The vesting of all outstanding stock options to purchase the Employer’s stock owned by the Employee shall be accelerated to become immediately exercisable in full in the event of a Change in Control.

4.     FACILITIES AND EXPENSES.

        The Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel, as the Employer deems necessary or appropriate for the performance of the Executive’s duties under this Agreement. The Employer will pay the Executive’s dues in such professional societies and organizations as the Board of Directors deems appropriate, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, the Employer in the performance of the Executive’s duties pursuant to this Agreement, and in accordance with the Employer’s employment policies, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive must file expense reports with respect to such expenses in accordance with the Employer’s policies. All expenses shall be reimbursed within 30 days of submission of appropriate expense reports.

                   (a)     Employer may from time to time during the term of this Agreement request that Executive relocate for the benefit of the Company and;

                   (b)     Upon any request made by Employer, Executive, at his sole discretion shall have a minimum of thirty days to decide to accept or reject such relocation request. If Executive declines such request and Company either terminates the Agreement, or revises substantial terms of the Agreement, then Executive shall have the right to terminate the Agreement for Good Reason under Section 6.5 (a), and.

                   (c)     If Company requests Executive to relocate and Executive agree to terms of such relocation, then Company shall reimburse Executive for Executive’s reasonable out-of-pocket expenses incurred in the relocation.

                   (d)

5.     VACATIONS AND HOLIDAYS

        The Executive will be entitled to three weeks’ paid vacation each Fiscal Year in accordance with the vacation policies of the Employer in effect for its executive officers from time to time. Such policies may include provisions for carryover of unused vacation as well as requirements to secure advance approval for carryover of unused vacation hours. The Executive will also be entitled to the paid holidays set forth in the Employer’s policies. If the Executive is unable to perform his duties for physical or mental reasons, then Employer shall provide Executive with his Basic Compensation until Executive’s employment is terminated due to the disability of the Executive

6.     TERMINATION

        6.1   Events of Termination.   The Employment Period, the Executive’s Basic Compensation, and any and all other rights of the Executive under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

                   (a)     upon the death of the Executive;

                   (b)     upon the disability of the Executive (as defined in Section 6.2) immediately upon notice from either party to the other;

                   (c)     for cause (as defined in Section 6.3), as determined by the Board of Directors immediately upon notice from the Employer to the Executive, or at such later time as such notice may specify;

                   (d)     for good reason (as defined in Section 6.4) upon not less than 30 days’ prior notice from the Executive to the Employer, which notice specifies the Executive’s intent to terminate this Agreement and the factual basis for such termination, it being understood that if the Employer can cure the problem giving rise to such termination within such 30-day period, the termination will not occur; or

                   (e)     upon notice by the Board of Directors.

        6.2   Definition of “Disability.”   For purposes of Section 6, the Executive will be deemed to have a “disability” if, for physical or mental reasons, the Executive is unable to perform the Executive’s duties under this Agreement for 90 consecutive days, or 120 days during any 12-month period, as determined in accordance with this Section 6.2. The disability of the Executive will be determined by a medical doctor selected by written agreement of the Employer and the Executive upon the request of either party by notice to the other. If the Employer and the Executive cannot agree on the selection of a medical doctor, each of them will select a medical doctor and the two medical doctors will select a third medical doctor who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Executive hereby authorizes the disclosure and release to the Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive’s legal guardian or duly authorized attorney-in-fact will act in the Executive’s stead, under this Section 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

        6.3   Definition of “For Cause.”   For purposes of Section 6, the phrase “for cause”means: (a) the Executive’s material breach of this Agreement; (b) the Executive’s willful failure to adhere to any written Employer policy if the Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply (which reasonable opportunity must be granted during the 10-day period preceding termination of this Agreement); (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer’s funds or property; or (e) the conviction of, the indictment for (or its procedural equivalent), or the entering of a guilty plea or plea of no contest with respect to, a felony.

        6.4   Definition of “For Good Reason.”   For purposes of Section 6, the phrase “for good reason” means: (a) the Employer’s material breach of this Agreement; or (b) a material reduction in Executive’s position, duties and responsibilities from those described in Section 2.3 of this Agreement.

        6.5   Termination Pay.   Effective upon the termination of this Agreement during the term specified in Section 2.2, the Employer will be obligated to pay the Executive (or, in the event of his death, his designated beneficiary as defined below) only such compensation as is provided in this Section 6.5, and in lieu of all other amounts and in settlement and complete release of all claims the Executive may have against the Employer (as set forth in a valid release of the Employer and its agents and affiliates signed by the Executive), other than the right, if any, to continue to be employed on a reduced basis as set forth in Section 6.6. For purposes of this Section 6.5, the Executive’s designated beneficiary will be such individual beneficiary or trust, located at such address, as the Executive may designate by notice to the Employer from time to time or, if the Executive fails to give notice to the Employer of such a beneficiary, the Executive’s estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Executive, to determine whether any beneficiary designated by the Executive is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Executive’s personal representative (or the trustee of a trust established by the Executive) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative, or trustee.

                   (a)    Termination by the Executive for Good Reason. If the Executive terminates this Agreement for good reason, the Employer will pay the Executive the Executive’s Salary in periodic installments according to the Employer’s customary payroll practices until six months after the date such termination is effective.

                   (b)    Termination by the Employer for Cause. If the Employer terminates this Agreement for cause, the Executive will be entitled to receive his Salary only through the date such termination is effective.

                   (c)    Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive’s disability, as determined under Section 6.2, the Employer will pay the Executive the Executive’s Salary in periodic installments according to the Employer’s customary payroll practices until six months after the date such termination is effective.

                   (d)    Termination upon Death. If this Agreement is terminated because of the Executive’s death, the Executive will be entitled to receive the Executive’s Salary in periodic installments according to the Employer’s customary payroll practices until six months after the date such termination is effective.

                   (e)    Termination Upon Notice by the Board of Directors. If the Board of Directors provides notice of termination of this Agreement which is not for cause, then the Employer will pay the Executive the Executive’s Salary in periodic installments according to the Employer’s customary payroll practices until six months after the date such termination is effective.

                   (f)    Benefits. The Executive’s accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans; provided, that, if this Agreement is terminated pursuant to Sections 6.1(b), (d) or (e), then the Executive will be entitled to continue to receive his Benefits until six months after the date such termination is effective. The Executive will receive, as part of his termination pay pursuant to this Section 6, compensation for any unused vacation pay on the date the notice of termination is given under this Agreement.

                   (g)    Termination After Change in Control. Notwithstanding the foregoing, if the Executive’s employment is terminated pursuant to Section 6.1(d) or 6.1(e) at any time within 90 days following a Change in Control, then the Employer will pay the Executive the Executive’s salary in periodic installments according to the Employer’s customary payroll practices until 12 months after the date such termination is effective and Executive shall be entitled continue to receive Benefits during the same 12 month period.

        6.6    Employment on Reduced Basis Post-Termination of Basic Term.   In the event of termination of Executive’s employment pursuant to Section 6.1(d) or (e) (unless such termination occurs after a Change in Control), or if Executive remains employed at the end of the basic term specified in Section 2.2, then Executive shall have the right to elect to continue to be employed thereafter by the Employer on a reduced basis. If Executive so elects, Executive’s employment shall be deemed to be continuous with Employer and the Employment Period and term of this Agreement shall be extended to a date selected by Executive, but no later than December 31, 2008, subject to early termination by the Employer solely for an event described in Section 6.1(a), (b) or (c). During this extended period: (i) the Salary of the Executive shall be reduced to $6,000 per year; (ii) Executive will not be entitled to the bonus described in Section 3.2 or any benefits described in Sections 3.3, 4 or 5; (iii) Executive’s options described in Section 3.4, as well as any subsequently issued options to Executive under Company’s Incentive Stock Option Plan shall continue to be outstanding, unless previously exercised in full by the Executive; (iv) Executive’s duties shall be limited to providing consulting services as directed by the Board of Directors which services shall not require travel by Executive or more than two hours per month of Executive’s time; and (v) except as provided in this Section 6.6, the other terms and conditions of this Agreement shall remain in force.

7.     NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

        7.1   Acknowledgments by the Executive.   The Executive acknowledges that (a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Executive possesses substantial technical expertise and skill with respect to the Employer’s business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

        7.2    Agreements of the Executive.   In consideration of the compensation and benefits to be paid or provided to the Executive by the Employer under this Agreement, the Executive covenants as follows:

                   (a)    Confidentiality.

(i) During and following the Employment Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

(ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under the Colorado Trade Secrets Act, as in effect on the date hereof, and as amended from time to time, and any other applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Executive hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

(iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

(iv) The Executive will not remove from the Employer’s premises (except to the extent such removal is for purposes of the performance of the Executive’s duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Executive recognizes that, as between the Employer and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Executive will return to the Employer all of the Proprietary Items in the Executive’s possession or subject to the Executive’s control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

                   (b)  Employee Inventions. Until this Agreement is terminated, each Employee Invention will belong exclusively to the Employer. The Executive acknowledges that the Executive’s writing, works of authorship, and other Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. The Executive covenants that he will promptly:

(i) disclose to the Employer in writing any Employee Invention;

(ii) assign to the Employer or to a party designated by the Employer, at the Employer’s request and without additional compensation, all of the Executive’s right to the Employee Invention for the United States and all foreign jurisdictions;

(iii) execute and deliver to the Employer such applications, assignments, and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

(iv) sign all other papers necessary to carry out the above obligations; and

(v) give testimony and render any other assistance, without expense to the Executive, in support of the Employer’s rights to any Employee Invention.

        7.3    Disputes or Controversies.   The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Executive, and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

8.     NON-COMPETITION AND NON-INTERFERENCE

        8.1    Acknowledgments by the Executive.   The Executive acknowledges that: (a) the services to be performed by him under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character; (b) the Employer’s business is expected to be international in scope and its products are expected to be marketed throughout the world; (c) the Employer competes with other businesses that are or could be located in any part of the world; and (d) the provisions of this Section 8 are reasonable and necessary to protect the Employer’s business.

        8.2    Covenants of the Executive.   In consideration of the acknowledgments by the Executive, and in consideration of the compensation and benefits to be paid or provided to the Executive by the Employer, the Executive covenants that he will not, directly or indirectly:

                   (a)     during the Employment Period, except in the course of his employment hereunder, and during the Post-Employment Period, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, associated with, or in any manner connected with, lend the Executive’s name or any similar name to, lend Executive’s credit to or render services or advice to, any business whose products or activities involve the use of mobile digital video; provided, however, that the Executive may purchase or otherwise acquire up to (but not more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

                   (b)     whether for the Executive’s own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any person known by the Executive to be a customer of the Employer, whether or not the Executive had personal contact with such person during and by reason of the Executive’s employment with the Employer;

                   (c)     whether for the Executive’s own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his employment with the Employer; or (ii) at any time during the Employment Period and for two years thereafter, interfere with the Employer’s relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier, or customer of the Employer; or

                   (d)     at any time during or after the Employment Period, disparage the Employer or any of its shareholders, directors, officers, employees, or agents.

        For purposes of Section 8.2(a), (b), (c) and (d), the term “Post-Employment Period”: (i) commences on the date of termination of the Executive’s employment with the Employer, without regard to the date of employment on a reduced basis under Section 6.6; and (ii) continues for the six month period thereafter. Provided, that, at the election of the Employer, such period may be extended for up to 12 additional months by notice from the Employer to the Executive within 30 days of termination of the Executive’s employment with the Employer. If Employer exercises this right by providing timely notice to Executive of Employer’s exercise of this right and the number of months (not to exceed 12) that Employer has elected to extend the Post-Employment Period, the Employer shall during each month so extended pay Executive at a rate equal to the greater of: (i) 66.7% of the Executive’s monthly Salary at termination; or (ii) the amount payable under Section 6.5 (g); and shall continue for such period any Benefits the Executive was receiving at termination. Provided, also, that in the event of termination after a Change in Control, the term “Post-Employment Period” in this Section 8.2 shall mean the 12-month period beginning on the date of termination of the Executive’s employment with the Employer and the Employer shall have no right to further extend the period pursuant to this Section 8.2.

        If any covenant in this Section 8.2 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Executive.

        The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Executive of such covenant.

        The Executive will, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within 10 days after accepting any other employment, of the identity of the Executive’s employer. The Employer may notify such employer that the Executive is bound by this Agreement and, at the Employer’s election, furnish such employer with a copy of this Agreement or relevant portions thereof.

9.     GENERAL PROVISIONS

        9.1    Injunctive Relief and Additional Remedy.   The Executive acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer’s rights under this Section 9 or any other remedies of the Employer, if the Executive breaches any of the provisions of Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

        9.2    Covenants of Sections 7 and 8 Are Essential and Independent Covenants.   The covenants by the Executive in Sections 7 and 8 are essential elements of this Agreement, and without the Executive’s agreement to comply with such covenants, the Employer would not have entered into this Agreement or employed or continued the employment of the Executive. The Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer.

        The Executive’s covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Executive against the Employer under this Agreement or otherwise, will not excuse the Executive’s breach of any covenant in Section 7 or 8.

        If the Executive’s employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Sections 7 and 8.

        9.3    Offset.   The Employer will be entitled to offset against any and all amounts owing to the Executive under this Agreement the amount of any and all claims that Employer may have against the Executive.

        9.4    Representations and Warranties by the Executive.   The Executive represents and warrants to the Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive’s obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

        9.5    Waiver.   The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

        9.6    Binding Effect; Delegation of Duties Prohibited.   This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

        9.7    Notices.   All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer: If to the Executive:	A4S Technologies, Inc. 489 Denver Avenue Loveland, CO 80537 Fax: (970) 461-0717 Matthew Siemens 16755 Clayton Road Wildwood, MO 63011 Fax:

        9.8    Entire Agreement; Amendments.   This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof, including the Current Agreement. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

        9.9    Governing Law.   This Agreement will be governed by the laws of the State of Colorado without regard to conflicts of laws principles.

        9.10     Jurisdiction.   Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Colorado, County of Larimer or, if it has or can acquire jurisdiction, in the United States District Court located in Denver, Colorado, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

        9.11     Section Headings, Construction.   The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

        9.12    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        9.13    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        9.14    Waiver of Jury Trial.   THE PARTIES HERETO HEREBY WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

EMPLOYER: A4S TECHNOLOGIES, INC. By: /s/ Thomas R. Marinelli Name: Thomas R. Marinelli Title: Chief Executive Officer EXECUTIVE: /s/ Matthew Siemens Matthew Siemens